UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2008

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of January 18, 2008, the Board of Directors of Openwave Systems Inc., a Delaware corporation (the “Company”), appointed Ms. Robin A. Abrams to serve as a member of the Company’s Board of Directors as a Class I Director. Ms. Abrams is also expected to be appointed to the Audit Committee of the Board of Directors. The size of the Board of Directors was increased to eight (8) in connection with Ms. Abrams’ appointment. As a new member of the Board of Directors, Ms. Abrams shall be granted (i) a non-qualified stock option to purchase 24,000 shares of the Company’s common stock and (ii) 18,000 shares of restricted stock payable in shares of the Company’s common stock, as set forth in the Company’s 1999 Directors’ Equity Compensation Plan, the material terms of which are described in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders. In addition, Ms. Abrams shall be entitled to receive a pro-rated portion (based on the portion of the Company’s current fiscal year that Ms. Abrams will serve as a director of the Company) of (i) the annual $25,000 cash retainer payable to non-employee directors of the Company and (ii) the annual $15,000 cash retainer payable for a service as a member of the Audit Committee.

A copy of the press release announcing the appointment of Ms. Abrams to the Board of Directors of the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated January 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ Robert Vrij
Name:	Robert Vrij
Title:	President and Chief Executive Officer

Date: January 23, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 23, 2008.